EXHIBIT 10 (l)

(***) Indicates confidential material that has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

MANUFACTURING SERVICES AND PRODUCT SUPPLY AGREEMENT

This Agreement is made as of as of February 27, 2002, (the “Effective Date”) by and between Benchmark Electronics, Inc., a Texas corporation with its principal place of business at 3000 Technology Drive, Angleton, Texas, USA, and its wholly owned subsidiary company, BEI Electronics Ireland Limited, a private unlimited company organized under the laws of the Republic of Ireland with its principal place of business at BLANCHARDSTOWN INDUSTRIAL PARK, DUBLIN 15, (collectively “Benchmark”) and Stratus Technologies Ireland Limited with offices at College Business and Technology Park, Blanchardstown Road North, Blanchardstown, Dublin 15, Ireland. (“STRATUS”).

Whereas, STRATUS manufactures, distributes and sells certain data networking equipment, and

Whereas, Benchmark is in the business of manufacturing, assembling, integrating, and shipping computer systems and components for and on behalf of third parties and providing related services therefore, including product and process design services, logistics, repair, purchasing, and provisioning services and shipping and freight forwarding services,

Whereas, Benchmark and Stratus’ affiliated company, Stratus Technologies International S.à r.l., (formerly Computer Systems S. a r.l.), entered into a Manufacturing Services and Product Supply Agreement dated February 26, 1999, (the “Initial Agreement”) which by its terms expired as of February 26, 2002,

Whereas, STRATUS and Benchmark desire to continue the manufacturing relationship established pursuant to the Initial Agreement under terms and conditions substantially similar to the terms and condition of the Initial Agreement,

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1.	Scope of Services

a. Benchmark shall be the exclusive (subject to subsection l.b. below) provider to STRATUS, during the term of this Agreement, for the products (hereinafter “Products”) and systems integration services (both from time to time collectively referred to herein as the “Services”) specified in Attachment A (“Products and Services”) in accordance with Attachment B (Factory Procedures/ Specifications). STRATUS may revise Attachment B from time to time upon notice to Benchmark subject to the parties’ mutual agreement of such changes in writing. The performance of the Services is governed solely by the terms and conditions of this Agreement. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the face of any purchase order, or order acknowledgement, the terms and conditions of this Agreement shall prevail. The pre-printed terms and conditions of any purchase order, order acknowledgment, or invoice shall have no effect whatsoever. STRATUS shall provide access to all documentation and specifications relevant to the Products, in its possession and control, as may be reasonably required by Benchmark to perform its obligations to STRATUS hereunder.

b. STRATUS’ commitment to use Benchmark as its exclusive manufacturer (i) applies solely to the Product families/models set forth in Attachment A; the parties may upon mutual agreement add additional Products to this Attachment A, and (ii) is contingent upon Benchmark’s compliance with all material requirements and obligations under this Agreement, including but not limited to, quality, timely performance, capacity. Nothing herein shall preclude STRATUS from granting to any of its customers, manufacturing or other rights in the Products (or components thereof), for use by such customers in meeting their own internal requirements or for resale, license, or other transfer, directly or indirectly, to their own customers.

c. Benchmark shall:

(i) provide Products and perform the Services in such quantities as STRATUS may order in accordance with Section 3 (Service Quantity Forecast and Ordering Rules/Shipment and Delivery) below;

(ii) ensure that all assembly of Products and performance of the Services hereunder shall be strictly in accordance with the Attachment B,

(iii) perform all Services in accordance with good commercial practices;

(iv) subject to Section 11, be solely responsible for ensuring full compliance with all applicable laws and regulations with respect to the Services provided in accordance with this Agreement;

(v) provide such Services as are necessary for the assembly, in-circuit test, functional test and packaging of the Products in accordance with Attachment B ;

(vi) provide to STRATUS, and use in the assembly of the Products, devices and printed material that have been pre-approved by STRATUS and appear on STRATUS’ bill of material (“BOM”) and approved vendor list (“AVL”) as provided and updated from time to time using the ECO process specified in Section 4;

(vii) provide materials and services to properly package the Products in accordance with the specifications set forth by STRATUS’ engineering documents, drawings, artwork, BOM and AVL as provided by STRATUS;

(viii) provide design for manufacturability (“DFM”) and technical support services in support of STRATUS’ new product teams as Product ideas evolve into new STRATUS Product offerings including, but not limited to, (i) completion of prototype builds within five (5) days after commencing each such build and (ii) forwarding a DFM report therefore to STRATUS within five (5) days thereafter; the cost for the foregoing services for each new Product shall be quoted by Benchmark to STRATUS and approved for payment by Stratus before Benchmark shall have any performance obligations under this section;

(ix) provide repair services for all Products sold to STRATUS hereunder during the warranty period for such Product;

(x) maintain an inventory of spare materials or components as agreed upon by the parties, available for shipment in accordance with STRATUS’ customers’ needs; Benchmark will ship such spares within twenty-four (24) hours after STRATUS’ request therefore;

(xi) maintain inventory sources for the Products sufficient to meet STRATUS’ purchase orders and/or forecast; STRATUS shall provide Benchmark with information regarding such requirements;

(xii) designate a project manager, who may be physically located at a STRATUS facility in Dublin, Ireland (as designated by STRATUS) to act as Benchmark’s single point of contact with STRATUS in connection with each new Product release to be manufactured hereunder; the project manager’s responsibilities and other details regarding new Product development and release shall be agreed upon by the parties in writing; and prior to the implementation of the foregoing program, the parties shall mutually agree upon the costs associated with the project manager designation; and

(xiii) implement a dedicated “customer focus team”, consisting of a Benchmark program manager, supply chain manager and a technical manager, to manage Benchmark’s performance hereunder with respect to STRATUS’ business requirements.

2.	Grant of License

a. STRATUS represents to Benchmark that STRATUS is the owner or has the rights in and to the Technology (as hereinafter defined) such that it has the full right and authority to grant the license contained herein STRATUS hereby grants Benchmark, during the term of this Agreement, a nonexclusive, nontransferable, royalty-free right and license, without the right to sublicense, to use and reproduce any of the Technology or other confidential information supplied by STRATUS to Benchmark solely to perform its obligations hereunder to STRATUS. “Technology” means all patents, copyrights, mask works, circuit layout rights, design rights, trade secrets, and other proprietary rights including, but not limited to, intellectual property, and all source codes, schematic diagrams, information and other related processes and tangible embodiments relating in any way to the Products and Services, as specified in Attachment A.

b. Benchmark acknowledges STRATUS’ ownership of or right to the Technology, and agrees that it will do nothing inconsistent with such ownership or rights. Nothing in this Agreement shall give Benchmark any right, title or interest in the Technology other than the right to use and develop same for Stratus as provided herein. In addition, Benchmark shall:

(i) not challenge, deny or disavow STRATUS’ ownership or other rights in the Technology or otherwise attack the validity of the license granted herein, or modify, reproduce, duplicate, copy or otherwise disclose, use, distribute or disseminate the Technology in any form, except as expressly provided herein;

(ii) restrict disclosure of and access to the Technology and STRATUS Confidential Information, to those of its employees and permitted subcontractors who are required to use the Technology and STRATUS Confidential Information, only in the course of their employment, and only for purposes consistent with this Agreement;

(iii) use reasonable efforts, but without being required to initiate legal procedures, to prevent any third party from infringing upon STRATUS’ rights in the Technology, and to notify STRATUS promptly of any unauthorized use of the Technology by others as each such unauthorized use conies to Benchmark’s attention. The foregoing shall not relieve or otherwise diminish Benchmarks’ obligations of confidentiality as provided in Section 11, and of otherwise using the Technology and the STRATUS Confidential Information, only for the purposes and in the manner authorized in this Agreement and

(iv) upon termination of this Agreement, and at its own expense, promptly return to STRATUS all STRATUS Confidential Information and drawings, blueprints, manuals, specifications, lists, documentation, source or object codes, tapes, disks, or other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Technology, including any and all copies thereof.

c. STRATUS shall provide Benchmark with such technical assistance as is reasonably necessary to enable the Services to be performed by Benchmark according to the Specifications (Attachment B).

3.	Service Quantity Forecast and Ordering Rules/Shipment and Delivery

a. As outlined in Attachments A and B, Benchmark shall deliver Product to STRATUS and/or to its customers as designated in STRATUS’ purchase orders and any revisions thereto. STRATUS shall provide Benchmark a twelve month rolling forecast. The forecast is an estimation of its Product quantity requirements and will be adjusted by STRATUS monthly or more frequently as required. Based on the then current STRATUS forecast provided to Benchmark, STRATUS authorizes Benchmark to provide resources, capacity and material to support the Product demand for the then current 12 month rolling forecast. Except as specified in a STRATUS purchase order, or as may be agreed to in writing by STRATUS, the forecast provided to Benchmark does not represent a commitment by STRATUS to purchase the Products so forecasted; however, STRATUS shall be responsible for all materials and/or components purchased, processed, and/or converted into sub-assemblies and/or Products by Benchmark pursuant to STRATUS’ purchase order and/or then-current 12 month rolling forecast provided such material was planned and procured using generally acknowledged best materials management practices, as more specifically provided for in Attachment D (Materials Liability Model and Debug Dog Products).

b. Purchase orders for Products shall be issued by STRATUS (or its subsidiaries or affiliates) using the STRATUS Oracle system. The parties hereby agree that Stratus’ subsidiaries and/or affiliates may purchase the Products and/or Services specified under this Agreement from Benchmark, provided that all such purchases shall be governed exclusively by the terms and conditions of this Agreement. Fax or hardcopy purchase orders may also be issued by STRATUS, but this shall be the exception. The term “sales orders”, as used in the STRATUS Oracle system shall mean and refer to purchase orders. All purchase orders shall be subject to the terms and conditions of this Agreement and contain: (i) Product description, (ii) quantity, (iii) routing instructions, (iv) requested shipment date(s), (v) destination, and (vi) confirmation of price. The term “ shipment date” appearing on STRATUS’ purchase orders or any change order means the date Products are shipped from Benchmark’s facility to the delivery location designated by STRATUS.

c. Within two (2) business days after receipt of any purchase order, Benchmark will provide STRATUS with written acknowledgment accepting the purchase order or rejecting the order and stating the reasons therefore. Benchmark shall not reject any purchase order issued by STRATUS that is in compliance with and conforms to the requirements of this Agreement, is within the quantities specified in STRATUS’ rolling 12 month forecast, is in compliance with configuration rules provided by STRATUS to Benchmark and is accepted and inputted into Benchmark’s BaaN system. On acceptance of a purchase order, Benchmark shall confirm the requested delivery date. If STRATUS does not receive notice of Benchmark’s rejection of a purchase order, within the two (2) day period, the purchase order shall be deemed accepted provided the actual receipt of such purchase order by Benchmark has been confirmed.

Benchmark will ship all Continuum Products specified in Attachment A by no later than 10 calendar days (5 calendar days for add-on orders) following Benchmark’s receipt of Stratus’ purchase order or on the shipment date specified by the purchase order, whichever is later, provided that such purchase orders are within the quantities forecasted in STRATUS’ rolling 12 month forecast and which meet current order configuration rules provided by Stratus to Benchmark and accepted by Benchmark.

d. For Continuum Products specified in Attachment A and for new Products, Benchmark will exercise reasonable commercial efforts to accommodate STRATUS’ request for forecast increases subject to component and manufacturing capacity availability. The prices set forth herein or as may be quoted by Benchmark shall not include any premium for expediting components, for overtime labor charges or for any other overtime which may be required from time to time by Benchmark to accommodate STRATUS forecast increases. Benchmark acknowledges that fifty percent (50%) of STRATUS’ shipment of Products in each calendar quarter are expected to occur during the last week and a half of each such quarter, and Benchmark represents that it has the capacity and the capability to meet STRATUS’ requirements hereunder, provided such shipments are in line with the quantities forecasted in STRATUS’ rolling 12 month forecast. Benchmark agrees to provide Products and Services in sufficient quantities and at such times as shall enable STRATUS to meet such requirements, provided such quantities are in line with the quantities forecasted in STRATUS’ rolling 12 month forecasts.

e. STRATUS may cancel purchase orders without liability; provided, however, that STRATUS shall be liable to Benchmark for materials inventory in accordance with Attachment D (Materials Liability Model) and any cancellation charges assessed by component vendors against Benchmark.

Any liability of STRATUS for Excess Components (as defined in Attachment D) or end of life (“EOL”) materials shall be governed by the Material Liability Model in Attachment D.

f. Benchmark will deliver Products and perform Services in accordance with the date(s) and in the manner specified in the applicable purchase order. Benchmark acknowledges and agrees that time is of the essence in the performance of this Agreement. The shipment term for all delivery of Products shall be Ex Works (Incoterm 2000) Benchmark’ Dublin, Ireland facility.

g. Benchmark hereby acknowledges that any late delivery, determined by reference to the commit date in Benchmark’s order acknowledgment, or in STRATUS’ purchase order, if no acknowledgement is received within the time required, shall be deemed a material breach of Benchmark’s obligations under this Agreement entitling STRATUS, without limitation of other rights and remedies, to reject items delivered late. STRATUS may require that Benchmark utilize expedited, fastest way possible delivery modes, for Products that are delayed by Benchmark. Any premiums associated with such expedited delivery modes shall be the sole responsibility of Benchmark. STRATUS may require delivery of Products in installments within a thirty (30) day period and may specify the dates of delivery and the quantity of each installment.

h. Prices for Products do not include (i) freight, export licensing of the Product, or payment of broker’s fees, duties, tariffs, or other similar charges; all such charges shall be paid for directly by STRATUS, or such charges shall be charged to STRATUS; (ii) taxes or charges (other than those based on Benchmark’s net income) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add” or use of the Product which Benchmark is obligated to pay or collect; any such taxes or charges shall be charged to STRATUS unless STRATUS provides Benchmark with a tax exemption certificate acceptable to the applicable taxing authority; (iii) set-up, tooling, or non-recurring engineering activities (collectively “NRE Charges”), which shall be separately stated and invoiced. With respect to freight, Benchmark shall prepay such charges and invoice STRATUS for such transportation charges on a monthly basis. Benchmark shall put the Products in the possession of a STRATUS designated carrier for shipment of the Products. STRATUS shall have the right to inspect and test Products received from Benchmark to determine if the Products conform to STRATUS’ Specifications and purchase order. STRATUS shall notify Benchmark in writing of any non-conformance, including shortage, within thirty (30) days after STRATUS’ receipt of each shipment. Acceptance of the Product shall occur no later than thirty (30) days after receipt of the Product. Product shall be deemed accepted if not rejected within the 30-day period. Once a Product is accepted, all Product returns shall be handled in accordance with Section 8 (Warranty). Benchmark agrees to provide STRATUS with routing information for shipping the Products to the location designed by STRATUS on its purchase orders, and to review rate structures and shipping routings with STRATUS on a quarterly basis.

4.	Changes/Additional Costs

“Engineering Change” means a mechanical, electrical, piece part or subassembly design or specification change made to a Product or to any assembly or testing method, procedure or process which, if made, could affect the schedule, performance, reliability, availability, serviceability, appearance, dimensions, tolerances, safety or costs (collectively “Characteristics”) of a Product or Service. Benchmark will respond in writing within five (5) business days of receipt of any written STRATUS request that Benchmark incorporate a non-critical Engineering Change into a Product or Services. For critical changes, as determined jointly by STRATUS and Benchmark, Benchmark will respond within twenty-four (24) hours of STRATUS’ written request. The response will state the (i) cost savings or increase, (ii) labor, inventory and scrap material impact, if any, expected to be created by the Engineering Change, (iii) the proposed introduction plan and date of the Engineering Change, (iv) the effect on Characteristics of the Product or Services and (v) the changes, if any, in the composition of BOM. The projected cost savings or cost increase is based on the date and plan for introduction of the Engineering Change and the then current forecast detailing the projected utilization rate for the part(s) or assembl(ies) that are subject to the Engineering Change. If the actual utilization rate differs from the projected (forecasted) utilization rate, the introduction date of the Engineering Change or the cost of the Engineering Change may be altered based upon the agreement of the Parties. If STRATUS requests Benchmark to incorporate an Engineering Change into the Products or Services, the applicable Specifications (Attachment B) will be amended as required, subject to mutual agreement on reimbursement of Benchmark’s extra costs (including labor, manufacturing supplies and inventory) as described above as a result of the Engineering Change. Benchmark shall not incorporate any Engineering Changes without STRATUS’ written authorization.

5.	Components/Tooling and Equipment

a. If STRATUS consigns any parts to Benchmark, the parties shall agree upon inspection and handling procedures prior to shipment of the parts to Benchmark. Benchmark shall provide STRATUS, on a monthly basis, a reference list showing quantity on hand and quantity on order of all long-lead time, high-cost components used in the performance of Services.

b. Benchmark will acquire or develop, at STRATUS’ cost, certain non-recurring engineering tooling and/or fixtures (the “NRE Tooling”) only upon receipt of written authorization or applicable purchase order from STRATUS. At its option, STRATUS may provide such NRE tooling to Benchmark subject to the Equipment Loan Agreement in Attachment C (Equipment Loan Agreement).

c. STRATUS may, from time to time, and at no cost to Benchmark and pursuant to Attachment C, loan certain functional test equipment (“Test Equipment”) to Benchmark, solely for the purpose of performing functional tests and repair on the Services. Any such Test Equipment shall be listed in Attachment C (Test Equipment). Benchmark shall (i) exercise reasonable care in the use and custody of Test Equipment solely for purposes of performing its obligations hereunder, (ii) perform regular maintenance on Test Equipment at no charge, excluding replacement of parts for which STRATUS will be billed; provided, however, that STRATUS will not pay for replacement of parts which are damaged by Benchmark, and (iii) repair and/or update Test Equipment at a reasonable charge, unless such Test Equipment was damaged by Benchmark. Replacement of non-repairable Test Equipment is subject to STRATUS’ verification of the condition. STRATUS and Benchmark shall work together to develop a preventive maintenance plan for each piece of Test Equipment.

d. Where NRE tooling and Test Equipment are the property of STRATUS, Benchmark shall not mortgage, pledge, assign or borrow against, or otherwise create or attempt to create a security interest in, the NRE Tooling and Test Equipment. Benchmark shall, at STRATUS’ cost, return to STRATUS, or assign at STRATUS’ written direction, any or all NRE Tooling and Test Equipment owned or paid for by STRATUS upon termination or expiration of this Agreement, or receipt of STRATUS’ written request therefore. Benchmark shall provide STRATUS a written inventory list of all NRE Tooling and Test Equipment every six (6) months.

6.	Quality Acceptance and Requirements

a. Benchmark shall (i) provide Products and perform workmanship inspection and electrical functional tests on such Products in accordance with Attachments A and B and (ii) provide to STRATUS statistical process control data on critical processes, including yield and failure analysis reports detailing the cause of such failure(s). Such reports shall be provided on a weekly basis in a format agreed upon by the parties.

b. Benchmark shall ensure that the Products meet the applicable Specifications (Attachments A & B) and are tested and inspected prior to shipment in accordance with applicable quality and reliability testing methods and procedures set forth in the applicable Specifications. Benchmark will deliver to STRATUS only those Products conforming to the applicable test requirements, unless it has obtained prior written approval from STRATUS for a deviation. Each shipment of Products is subject to STRATUS’ quality inspection and testing on STRATUS’ premises or on Benchmark’s premises, at STRATUS’ option. STRATUS shall have the right to conduct such inspection and testing at all reasonable times upon reasonable notice to Benchmark. If any quality inspection and/or test is performed on Benchmark’s premises (“Source Inspection”), Benchmark shall provide STRATUS’ inspector(s) with reasonable facilities and assistance at no additional charge. Benchmark’s outgoing quality shall be based on the System Install Quality report utilized by STRATUS as of the date of this Agreement. The quality goal level required for all Products will be set by the parties on or shortly after the commencement date of this Agreement and shall be reviewed and reset by the parties at the beginning of each quarterly period based on the results of the year to date System Install Quality Report.

c. The shipment by STRATUS to Benchmark (i) of rejected Products or (ii) of defective IN WARRANTY Products (as defined in Section 8) and the return shipment by Benchmark to STRATUS of replacement or repaired Products shall be at Benchmark’s sole expense, and STRATUS shall be responsible for in-transit risk of loss of or damage to such Products. Each Product repaired by Benchmark under Section 8 (Warranty) and returned to STRATUS shall exhibit an identifying mark to indicate such Products were repaired pursuant to STRATUS’ reasonable written requirements. Such requirements shall be mutually agreed by the parties, but to be substantially similar to the requirements that are currently in place.

7.	Prices

a. This subsection 7.a sets forth the terms and conditions for the Pricing of Products ordered by and shipped to Stratus during the period commencing on February 28, 2002 and ending on February 28, 2005. Except for any adjustments for Standard Material Costs as described in subsection 7.a.(3) below, the Prices for Products, as specified in the price list dated March 1, 2002 generated by Benchmark’s BaaN system and already provided to STRATUS (which is hereby incorporated by reference and made a part of this Agreement), ordered by and shipped to STRATUS shall be fixed and shall consist of two (2) components: the Standard Material Cost for each Product, and the Benchmark Value Add amount.

1. The Standard Material Costs shall be as contained in the Benchmark Baan system for the items comprising the configuration of each Product, as described in the STRATUS Bill of Material (BOM) for each Product configuration, subject to adjustment quarterly as described below.

2. Benchmark Value Add shall consist of all manufacturing costs, expenses (exclusive only of Standard Material Costs), and shall be a flat rate fixed at (***)% of the Standard Material Cost for the Product for the term of the Agreement.

3. Before the end of the last month of each quarterly period of this Agreement (May, August, November, February), the Parties shall review the Standard Material Costs of the Products and where costs have materially changed, based on actual increases or decreases incurred by Benchmark for the BOM for each Product from the STRATUS approved suppliers in that quarter, as verified by Benchmark to STRATUS with supporting documentation of such change in material cost, such Material Costs of the Products shall be increased or decreased consistent with Benchmark’s documented Material Costs. Any such adjustments shall be reflected in the STRATUS Oracle system and shall apply to open purchase orders in which Products have not yet been shipped to STRATUS. No retroactive price adjustments shall be made.

b. Benchmark will diligently pursue cost improvement opportunities for each and every element of price to reduce the cost of the Products/Services, including recommending design or process changes, or new sources which may result in an overall cost reduction. For a period of six (6) months following implementation of any such new sources, design or process changes recommended by Benchmark and approved by STRATUS, Benchmark will retain the full benefit of such reduction in cost. Thereafter, Benchmark shall pass on to STRATUS one hundred (100%) of all such cost reductions. Benchmark shall pass on to STRATUS one hundred percent (100%) of all cost reductions resulting from new sources, design or process changes recommended by STRATUS.

c. Benchmark shall deliver to STRATUS an invoice for each shipment of Products or Services ordered pursuant hereto on or after the date that Benchmark delivers the Products or performs the Services. Each invoice shall contain the following information: STRATUS’ order number, STRATUS’ part number, a description of the Products or Services delivered to STRATUS or performed, quantities and unit prices. Correct invoices shall be due and payable in full within thirty (30) days after date of invoice. The purchase price of the Products or Services shall be subject to set-off for claims of STRATUS, upon mutual agreement. No charges other than those described above will be allowed without prior written consent of STRATUS.

d. The amount of any present sales, use, excise or other similar tax applicable to the Products or Services not measured by income of Benchmark shall be paid by STRATUS, or in lieu thereof, STRATUS shall provide Benchmark with a tax exemption number or, at Benchmark’s request, with a tax exemption certificate acceptable to the taxing authority. Any taxes to be paid by STRATUS shall be separately stated on Benchmark’s invoice and, if not shown, shall be deemed included in the invoice price and will be paid over to the proper authorities by Benchmark or reimbursed by Benchmark to STRATUS on demand in the event STRATUS is responsible or demand is made upon STRATUS for the payment thereof.

8.	Warranty

a. Benchmark warrants that the Products specified in Attachment A shall conform to the applicable Specifications and the Product shall be free from defects in workmanship for a period of three (3) months after the date of shipment. The term “workmanship” shall mean manufacture in accordance with IPC-A-610, Class 2 or STRATUS’ workmanship standards set forth in the Specifications. Benchmark will also pass through to STRATUS any and all materials warranties received from the applicable materials manufacturers to the extent they are transferable, but shall not independently warrant any materials or components.

The above warranty shall not be applicable to Products (A) that are misused, modified, damaged, placed in an unsuitable physical or operating environment or maintained improperly, or (B) caused to fail by any product or service not supplied by Benchmark, or (C) repaired by anyone other than Benchmark, or (D) the defects are based upon design of the Product, including, but not limited to, design functionality failures, specification inadequacies, (E) the defects are caused by defective STRATUS provided equipment and/or software, or (F) debug dog Products as specified in Attachments D and E.

STRATUS may return Products to the same Benchmark facility from which such Products were originally shipped. Benchmark will be notified in advance on all Products to be returned. STRATUS shall obtain a Return Material Authorization (RMA) number from Benchmark prior to return shipment. All returns shall state the specific reason for such return, and will be processed in accordance with Benchmark’s RMA Procedure, a copy of which is available from Benchmark. At Benchmark’s sole election, Benchmark shall repair, replace, or refund the price of the Product to STRATUS. If Benchmark elects to repair or replace the Product, Benchmark will use its reasonable commercial efforts to repair or replace the nonconforming Products within fifteen (15) business days. Any repaired or replaced Product shall be warranted as set forth in this Section for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) ninety (90) days after it is received by STRATUS.

Benchmark’s liability for Products and Services performed hereunder is limited to the repair or replacement of defective parts supplied as part of the Service or credit for the defective Product or Service and shall in no way include liability for consequential, special, indirect or incidental damages. This warranty is in lieu of all other implied warranties, including merchantability, fitness for a particular purpose, or infringement.

b. In the event of a Product failure due to defects in the materials, design or workmanship of Products or the performance of the Products or Services, the parties shall immediately work together to conduct a failure analysis. The purpose of the analysis is to identify the nature of the failure and determine whether it results from components, the assembly process or the Specifications. Benchmark shall create a written failure analysis report documenting the parties’ findings. The party responsible for the defect, at its expense, shall use commercially reasonable efforts to correct any such defect, provided that Benchmark shall have no responsibility to correct such defect unless it determines the defect to be covered by Benchmark’s warranty specified above in Section 8(a). If the parties cannot agree on the source of the defect, they shall negotiate in good faith an equitable allocation of the cost of resolving the problem and cooperate in good faith to identify the most cost-effective solution.

c. STRATUS hereby represents and warrants to Benchmark that the equipment and/or software provided to Benchmark pursuant to Attachment C (Stratus Equipment Loan Agreement), Trademarks, Technology and/or other Intellectual Property Rights (whether owned by or licensed to STRATUS) that STRATUS provides to Benchmark for Benchmark’s use in manufacturing Products and/or performing Services for STRATUS under this Agreement do not infringe the Intellectual Property Rights of a third person.

9.	Intellectual Property/Trademarks

a. “Intellectual Property Rights” means all copyrights (including, without limitation, the exclusive right to reproduce, prepare derivative works, distribute, publicly display and publicly perform), patent rights (including, without limitation, patent applications), trade names, trademarks, service marks, trade dress, mask-work rights, trade secrets, moral rights, author’s rights, right of publicity, contract and licensing rights, rights in packaging, goodwill, industrial rights and other intellectual property rights as may exist now or hereafter come into existence and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States, Great Britain, the Republic of Ireland or any other state, country or jurisdiction throughout the world.

b. All right, title and interest in any Intellectual Property embedded in or a part of any invention, know-how, copyrightable material or information conceived, developed or reduced to practice or tangible form by Benchmark in the performance of this Agreement relating to the design of the Products (and excludes any manufacturing or assembly processes, including Benchmark’s pre-existing proprietary manufacturing processes), is owned by STRATUS and is hereby assigned to STRATUS, by Benchmark. Benchmark shall retain all right, title and interest in and to any manufacturing and/or assembly processes, including pre existing processes, used by it in performing the Products and Services.

c. If Benchmark develops or creates and assigns to STRATUS any Intellectual Property as described in subparagraph a. and b. above, including but not limited to, design for new products and product prototype builds, Benchmark will, at STRATUS’ cost, execute patent, copyright, trademark or other similar applications and assignments in each country identified by STRATUS, including those countries in which a product to which the Intellectual Property relates is distributed. Benchmark will obtain for STRATUS, as necessary, execution of any such applications or assignments from any employee who develops such Intellectual Property.

d. “Trademarks” means the trademarks, trade names and service marks, if any, as listed in Attachment F as owned by or licensed to STRATUS (Trademarks). Benchmark shall reproduce any designated Trademarks on all products provided under this Agreement, in accordance with STRATUS’ instructions and policies concerning the use of Trademarks. Subject to this Agreement, STRATUS hereby grants to Benchmark, during the term of this Agreement, a nonexclusive, nontransferable, limited license to use the Trademarks solely to place them on the products and accompanying material as provided herein. Benchmark shall use the Trademarks in a format and style approved by STRATUS and shall not change the format, style or quality of the Trademarks without STRATUS’ prior written approval. Upon request, Benchmark shall supply STRATUS with samples of any materials distributed by Benchmark which utilize or include the Trademarks; STRATUS may, in its sole discretion, approve or disapprove of such use. Benchmark shall do nothing inconsistent with STRATUS’ ownership rights in the Trademarks, and agrees that STRATUS owns all rights to the Trademarks and all such use and goodwill associated with the Trademarks will inure to the benefit of STRATUS Benchmark shall not attempt to register the Trademarks in any jurisdiction. Except as expressly provided herein, Benchmark will not use any Trademark or any trademarks or trade names confusingly similar to any Trademark. Benchmark’s obligations under this Section 9.d shall survive the termination of this Agreement.

10.	Confidential Information

a. For purposes of this Agreement, “Confidential Information” shall mean all information (i) identified in written or oral format by the disclosing party as confidential, trade secret or proprietary information and, if disclosed orally, summarized in written format within thirty (30) days of disclosure, or (ii) the receiving party knows or has reason to know is confidential, trade secret or proprietary information of the disclosing party.

b. Notwithstanding the foregoing, “Confidential Information” shall not include any information which the receiving party can show: (i) is now or subsequently becomes legally and publicly available without breach of this Agreement by the receiving party, (ii) was rightfully in the possession of the receiving party without any obligation of confidentiality prior to receiving it from the disclosing party, (iii) was rightfully obtained by the receiving party from a source other than the disclosing party without any obligation of confidentiality, (iv) was developed by or for the receiving party independently and without reference to any Confidential Information and such independent development can be shown by documentary evidence, or (v) is disclosed pursuant to an order of a court or governmental agency as so required by such order, provided that the receiving party shall first notify the disclosing party of such order and afford the disclosing party the opportunity to seek a protective order relating to such disclosure. Each party agrees not to use such Confidential Information except in its performance under this Agreement. In addition, the receiving party shall treat and protect such information in the same manner as it treats its own information of like character, but with not less than reasonable care. The receiving party agrees to take appropriate measures by instruction and written agreement prior to disclosure of Confidential Information to its employees to prevent unauthorized use or disclosure. The obligations of this section with regard to Confidential Information shall continue for a period of five (5) years after receipt of the Confidential Information. Confidential Information must be returned by the receiving party upon termination or expiration of this Agreement.

c. In the event of a breach of any of the foregoing provisions, the receiving party agrees that the harm suffered by the disclosing party would not be compensable by monetary damages a lone and, accordingly, that the disclosing party shall, in addition to other available legal or equitable remedies, be entitled to seek an injunction against any unauthorized disclosure.

11.	U.S. Export Control Regulations/Foreign Corrupt Practices Act

a. The parties acknowledge that some of the confidential information which is furnished to Benchmark by STRATUS hereunder may be subject to U.S. Export Control Regulations and that STRATUS has the obligation to obtain all necessary licenses that may be required by such Regulations for the export of any such technical data. Notwithstanding any other provisions herein, Benchmark will not be required to, export, directly or indirectly, any confidential information or any products produced from such confidential information to any countries outside the United States in violation of any United States Export Laws or Regulations.

b. Benchmark shall comply with the United States Foreign Corrupt Practices Act (“FCPA”) in connection with all acts under this Agreement. Without limiting the generality of the foregoing, Benchmark and its employees and agents shall not offer, pay, promise to pay, give or promise to give any money or anything of value, directly or through third parties, to any governmental official, political party, political official, candidate for political office or to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, paid, given or promised, directly or indirectly, for purposes of influencing any act or decision of the foregoing or inducing the foregoing to use his, her or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality. Benchmark represents and warrants that none of its officers, directors or employees is an official or employee of a government or of any governmental agency or instrumentality and that it shall not employ any such individual during the term of this Agreement.

12.	Indemnification/Insurance

a. STRATUS will indemnify and defend Benchmark from and against any and all claims alleging infringement relating to the Stratus provided equipment and/or software pursuant to Attachment C (Stratus Equipment Loan Agreement), Trademarks, Technology or other Intellectual Property Rights (whether owned by or licensed to STRATUS) that STRATUS provides to Benchmark for Benchmark’s use in manufacturing Products and/or performance of Services for STRATUS consistent with this Agreement. Benchmark shall immediately give notice and full details in writing to STRATUS of: (a) any claims or objections that its use of the Trademarks, Technology or Intellectual Property in connection with the manufacturing of the Products and/or performance of the Services may or will infringe the Intellectual Property Rights of a third person and (b) any and all infringement, threatened infringement, limitation, illegal use or misuse by any person, of the Trademarks, Technology or the Intellectual Property Rights embodied therein which comes to its knowledge. Benchmark shall reasonably cooperate with STRATUS in connection with the protection of the Trademarks and Intellectual Property Rights. STRATUS will indemnify and defend Benchmark from and against any loss, cost, damage, claim, expense or other liability arising out of or in connection with or resulting from any personal injury or property damage to the extent caused by defective design or marketing of the Product, whether or not based on strict liability and/or the negligent act or omission or willful misconduct of STRATUS.

b. Benchmark will indemnify and defend STRATUS from and against any (i) loss, cost, damage, claim, expense or other liability arising out of or in connection with or resulting from any personal injury or property damage to the extent caused by the negligent act or omission or willful misconduct of Benchmark. BENCHMARK shall defend and settle all loss, cost, damage, claim, expense or other liability (“Claim”) against STRATUS arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with BENCHMARK’s manufacturing processes. If use of the Product is enjoined based on a claim of infringement solely due to Benchmark’s manufacturing process, Benchmark will, at its sole expense and option, (i) procure the right for STRATUS to continue using the Product, (ii) replace the Product with a non-infringing product of substantially similar function and performance; (iii) modify the Product to be non-infringing, or (iv) refund to STRATUS a pro-rata amount for any payments made by STRATUS for the affected Product. The foregoing states BENCHMARK’s sole liability for such Claims. STRATUS shall immediately give notice and full details in writing to Benchmark of any such Claims.

c. Benchmark shall obtain and maintain, at its own expense, during the term hereof, the following insurance against claims for injuries to persons, and damages to property in connection with the performance of the Services or Products provided hereunder by Benchmark, its agents, representatives, employees or subcontractors, as follows:

(i) Insurance Services Office Commercial General Liability coverage (occurrence form CG0001 or similar form).

(ii) Insurance Services Office form number CA 0001 (Ed. 1/87), or similar form covering Automobile Liability, code 1 (any auto).

(iii) Workers’ Compensation insurance and Employer’s Liability Insurance as required by applicable state law;

All such insurance shall have policy limits no less than:

(iv) General Liability: $1,000,000 per occurrence for bodily injury, personal injury and property damage.

(v) Automobile Liability: $1,000,000 per accident for bodily injury and property damage.

(vi) Employer’s Liability: $500,000. per accident for bodily injury or disease.

(vii) Worker’s Compensation as required by applicable state law.

d. Benchmark will maintain insurance on Benchmark owned inventory, Components and products while in Benchmark’s custody for full replacement cost, and in no event an amount less than the purchase price charged to STRATUS. Benchmark will bear the cost of any such deductible in the event of a claim.

e. The general liability and automobile liability policies shall contain, or be endorsed to contain, the following provisions:

(i) STRATUS, its officers, directors, agents and employees are covered as additional insured as respects: liability arising out of activities performed by or on behalf of Benchmark; premises owned, occupied or used by Benchmark; or automobiles owned, leased, hired or borrowed by Benchmark or product liability for products provided and Services performed hereunder. The coverage shall contain no special limitations on the scope of protection afforded to STRATUS, its officers, directors, agents or, employees.

(ii) The foregoing liability policies shall only apply to the extent any bodily injury and/or property damage is proximately caused by the negligent acts or omissions of Benchmark under this Agreement.

f. Benchmark shall cause its carrier(s) to endorse each insurance policy to state that coverage shall not be suspended, voided, canceled, reduced in coverage or in limits except after thirty (30) days’ prior written notice to STRATUS by certified mail, return receipt requested.

g. Such insurance shall be placed with insurers with a current A.M. Best’s rating of no less than A: VIII, unless otherwise accepted by STRATUS in writing. Benchmark shall provide original endorsements, effecting the coverages required hereunder, signed by a person authorized by that insurer to bind coverage on its behalf in a form satisfactory to STRATUS. All such endorsements shall be provided to STRATUS for approval before commencement of performance hereunder. Benchmark shall include all subcontractors as insureds under its policies or shall furnish separate certificates and endorsements for each subcontractor. All coverage for subcontractors is subject to all of the requirements above.

13.	Limitation of Liability –

a. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUE OR PROFIT, INTERRUPTION OF BUSINESS OR CLAIMS AGAINST EITHER PARTY OR ITS CUSTOMERS OR SUBCONTRACTORS BY ANY THIRD PARTY, WHETHER SUCH CLAIM IS BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b. EXCEPT FOR THE PARTIES’ OBLIGATIONS UNDER SECTION 12 AND/OR FOR PERSONAL INJURY OR PROPERTY DAMAGE AND/OR FOR INVOICES OWED BY STRATUS TO BENCHMARK FOR PRODUCTS AND/OR SERVICES PROVIDED TO STRATUS UNDER SECTION 7(C), AND/OR STRATUS’ MATERIAL LIABILITY TO BENCHMARK UNDER SECTION 3 AND ATTACHMENT D (MATERIALS LIABILITY), IN NO EVENT WILL EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT FOR ALL CLAIMS, OF WHATEVER, EXCEED MONIES RECEIVED FROM STRATUS BY BENCHMARK PURSUANT TO THIS AGREEMENT DURING THE PRIOR TWELVE MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO LIABILITY. THIS LIMITATION IS CUMULATIVE FOR ALL CLAIMS HOWSOEVER ARISING, AND THIS LIMITATION SHALL APPLY EVEN IF THE REMEDIES PROVIDED IN THIS AGREEMENT SHALL FAIL OF THEIR ESSENTIAL PURPOSE.

14.	Term and Termination

This Agreement becomes effective as of February 27, 2002 and shall remain in effect for a period of three (3) years following such Effective Date. Thereafter, the term of this Agreement may be renewed upon mutual written agreement of the parties. If a party is in material default of any obligation hereunder and has not cured such default within thirty (30) days after notice thereof by the non-defaulting party, the non-defaulting party may terminate this Agreement upon written notice. The termination or expiration of this Agreement shall not affect or impair the rights and obligations of either party under any purchase orders outstanding prior to such termination or expiration, or relieve any party of any obligation or liability accrued hereunder or thereunder prior to such termination or expiration.

15.	Survival

The rights and obligations of the parties pursuant to Sections 2, 3, 7(c), 8, 9, 10, 11, 12, 13, and 15 of this Agreement shall survive and continue after expiration or termination of this Agreement and shall bind the parties and their legal representatives, successors, and assigns.

16.	Miscellaneous

a. Assignment. Notwithstanding anything herein to the contrary, any party may assign this Agreement to its successor in a merger, acquisition, consolidation or sale of all or substantially all of its business assets. Stratus shall have the right to assign this agreement to an affiliated Stratus company upon written notice to Benchmark subject to Benchmark’s credit approval of such affiliated Stratus company. Except as provided above this Agreement and the rights and obligation of the parties may not be assigned or delegated without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

b. Notices. All notices, requests, demands, and other communications provided for herein shall be in writing and in English and sent by registered or certified mail, postage prepaid, to the receiving party at its address as set forth in this Agreement or to any other address that the receiving party may have provided to the sending party in writing.

•	Benchmark Electronics, Inc.

3000 Technology Drive

Angleton, Texas 77515 USA

Attention: President

Facsimile Number: (979) 848- 5269

With a copy to:

Benchmark Electronics, Inc.

3000 Technology Drive

Angleton, Texas 77515 USA

Attention: Legal Department

Facsimile Number: (979) 848- 5225

•	STRATUS Technologies Ireland Limited

College Business and Technology Park

Blanchardstown Road North,

Blanchardstown,

Dublin 15

Ireland

ATTN: President

copies to:	STRATUS Technologies, Inc. 111 Powdermill Rd. Maynard, Massachusetts 01754 U.S.A.

ATTN: Director of Purchasing : Facsimile Number: 978-461-3680

ATTN: General Counsel: Facsimile Number: 978-461-3690

Any notice, request, demand or other communication sent by facsimile will be deemed to have been received on the day it is sent. Any notice, request, demand or other communication sent by registered or certified mail will be deemed to have been received on the seventh (7th) business day after its date of posting, unless it is sent by facsimile prior to such seventh (7th) business day.

c. General. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. No action, regardless of form, arising out of the transactions under this Agreement may be brought by either party more than two (2) years after the cause of action accrues. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The provisions of this Agreement are declared to be severable. In the event that any provision contained in this Agreement shall be held to be unenforceable or invalid, the remaining provisions shall be given full effect, and the parties agree to negotiate, in good faith, a substitute valid provision which most nearly approximates the parties’ intent. In the event of a conflict between the terms and conditions of this Agreement and the other documents referred to herein, the following order of precedence shall apply: (i) This Agreement, (ii) Attachments and documents incorporated by reference herein, (iii) language on the face of STRATUS’ purchase order that is accepted by Benchmark in accordance with this Agreement, (iv) STRATUS’ Engineering Documents, Specifications or Drawings, (v) STRATUS’ Quality document, (vi) STRATUS’ Workmanship Standards and (vii) ANSI/IPC Specifications. The Parties acknowledge that the preprinted provisions on the reverse side of any product quotation, purchase order, order acknowledgement, or invoice shall be deemed deleted and of no effect whatsoever.

d. Attachments A, B, C, D, E and F are hereby incorporated into and made a part of this Agreement.

e. If the performance of any obligations hereunder by either party is prevented or delayed beyond a party’s reasonable control, including but not limited to, acts of civil or military authority (including governmental priorities), acts of terrorism, flood, fire, epidemic, natural event, or war, strike, boycott, shortage, riot, lockout, labor dispute, civil commotion, which prevention or delay cannot be averted by diligence on the part of the party affected, that party shall immediately notify the other party, and upon receipt of such notice shall be excused from further performance during the continuance of any such event; provided, however, that if such delay in performance extends for more than ten (10) days, the other party at its discretion may terminate its obligations hereunder without liability (except as otherwise provided for in this Agreement) to the extent that the affected party’s performance has been prevented or delayed.

f. Benchmark has been and shall continue to be, in material compliance with the provisions of all federal, state and local laws, regulations, rules and ordinances applicable to Benchmark’s obligations hereunder.

g. The invalidity in whole or in part of any provision hereof shall not affect the validity of the remainder of such provision or any other provision. The validity, laws of the State of Texas exclusive of its conflict of laws provisions. No failure or delay on the part of either hereto in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in writing by the party granting such waiver.

h. Stratus and Benchmark shall cause their respective subsidiary and affiliated companies that place orders and or perform services under this Agreement to observe their respective applicable obligations and responsibilities under the Agreement. Stratus and Benchmark shall remain responsible to the other party for failure by their respective subsidiary and affiliated companies to observe such obligations and responsibilities, including but not limited to the failure to make any payments as required under this Agreement.

In Witness Whereof, the parties have caused this Agreement to be signed by their respective, duly authorized representatives, this                   day of May 2003 to be effective for all purposes on the Effective Date as defined above.

Benchmark Electronics, Inc.		Stratus Technologies Ireland Limited

By:	/s/ Gayla J. Delly	By:	/s/ Michael O’Keeffe
Print Name: Gayla J. Delly		Print Name: Michael O’Keeffe
Title: CFO		Title: Director
Date Signed: May 29, 2003		Date Signed: June 9th 2003

BEI Electronics Ireland, Limited

By:	/s/ Donald E. Nigbor
Printed Name: Donald E. Nigbor
Title: Director
Date Signed: May 29, 2003

ATTACHMENT A

PRODUCTS AND SERVICES

Benchmark shall provide board level assembly & testing, subassembly level assembly & testing and systems/add-ons, final assembly & testing services to STRATUS hereunder for the Products specified below. Such services shall be supported through a documentation control, ECO, MCO and purge process. Quality Assurance processes shall be conducted at key points of assembly and testing and at post pack audit, as agreed by the parties in writing. Benchmark shall also provide additional technical support services in new product introduction through joint product programme management support teams. Programme Services shall include, but not be limited to, the provision of component sourcing, manufacturing, test, quality/reliability and product support for prototype and pre-production systems using the PACE process, the independent supply of logistics spares support, debug analysis and repair of warranty/customer returns and ECO upgrading. Benchmark shall also provide contracted specialist technical analysis services in support of problem products in connection with STRATUS’ customer satisfaction, continuous improvement or sustaining engineering projects.

The Product families covered by this Agreement include:

Continuum Product Family

Jetta 6 8500

Jetta 8 8500

Jetta 12 8500

Jetta 6 8500 Upgrade

Jetta 8 8500 Upgrade

Jetta 12 8500 Upgrade

Polo 8500

Polo 8500 Co

In the event Stratus has requirements for any of the products listed below (End Of Life Products) BEI agrees to make reasonable commercial efforts to manufacture and ship such products in a timely manner as may be agreed to with Stratus. It is understood and agreed by Stratus that normal lead time and flexibility terms may not apply due to the then current state of the material supply base.

Rise Low

Rise Low CO

Rise High CO

2NCP

Jetta 6 7100

Jetta 8 8000

Jetta 12 7100

Jetta 12 8000 Upgrade

Jetta 12 8000

Polo 7100

Polo 7100 CO

Polo 8000

Polo 8000 CO

ATTACHMENT B

FACTORY PROCEDURE/SPECIFICATIONS

In the performance of Services hereunder Benchmark shall comply with all applicable Stratus documentation provided to Benchmark (“Specification”) and accepted by Benchmark. Any changes to such Specification shall be in accordance with the ECO process specified in the Agreement.

ATTACHMENT C

STRATUS

EQUIPMENT LOAN AGREEMENT

This Equipment Loan Agreement (“Loan Agreement”) is made effective as of February 27, 2002 (“Effective Date”) by and between Stratus Technologies Ireland Limited (“STRATUS”), having a principal place of business at College Business and Technology Park, Blanchardstown Road North, Blanchardstown, Dublin 15, Ireland and Benchmark Electronics, Inc., having a principal place of business at 3000 Technology Drive, Angleton, Texas 77515, USA and BEI Electronics Ireland Limited, a private unlimited company organized under the laws of the Republic of Ireland with its principal place of business at Blanchardstown Industrial Park, Dublin 15, (collectively “Benchmark”).

In consideration of the shipment by STRATUS of the Equipment referred to below and receipt thereof by Benchmark, the parties agree that the terms and conditions below shall govern the loan of the STRATUS Services, Tooling and/or Test Equipment listed on the attached Equipment Schedule (“Equipment”) by STRATUS to Benchmark.

1.	Except as may be stated otherwise in the Equipment Schedule, STRATUS and Benchmark agree that the Equipment has been previously delivered to Benchmark (the “Equipment”). The loan period for the Equipment shall commence as of the date of receipt by Benchmark and thereafter be co-terminus with the Manufacturing Service and Product Agreement (the “Loan Period”). Benchmark shall utilize the Equipment in accordance with the terms and conditions of this Loan Agreement solely for purposes of performing its obligations under the Manufacturing Services and Product Agreement, dated February 27, 2002, between Benchmark and STRATUS (the “Manufacturing Agreement”).

2.	Delivery of all Equipment shall be Delivered Duty Paid (Incoterm 2000) Benchmark’s manufacturing facility in Dublin, Ireland. Title to and ownership of the Equipment are and shall at all times remain with STRATUS. Benchmark shall not perform any act inconsistent with STRATUS’ title to and ownership of the Equipment. All software, documentation or any information disclosed pursuant to the terms of this Loan Agreement are confidential and proprietary to STRATUS or its licensors and shall not be reproduced or copied by Benchmark except as authorized herein, and Benchmark shall not use the software, documentation, Equipment or any information disclosed hereunder except as expressly authorized herein. In no event, whether expressly, by implication or otherwise, are any STRATUS proprietary rights granted hereunder as to or related to the Equipment or to any other STRATUS products or any enhancements or modifications. Benchmark acknowledges that any unauthorized use or disclosure of any of such information would seriously harm STRATUS’ competitive position. Nothing herein shall be construed as granting Benchmark a license under any patent, patent application, trade secret, trademark, or copyright which STRATUS may have or obtain relating to the Equipment or STRATUS’ other products, whether announced or proposed.

3.

During the term of the Loan Period, STRATUS grants to Benchmark a nonexclusive, nontransferable license to use the object code form of the software included with the Equipment only as authorized in this Loan Agreement and the Manufacturing Agreement. Benchmark agrees that Benchmark will not pledge, lease, rent, or share Benchmark’s rights under this Loan Agreement, and that Benchmark will not, without STRATUS’ prior written consent, assign or transfer Benchmark’s rights hereunder. Benchmark agrees that Benchmark may not decompile, disassemble, reverse engineer, modify, or otherwise translate the software or permit a third party to do so and that Benchmark shall not make the software available to any other third party, or to create works derivative of the software, without STRATUS’ express written consent.

Benchmark may make one copy of the software and the user documentation for backup purposes. Any such copies of the software or the user documentation shall include STRATUS’ copyright and other proprietary notices. Except as authorized under this paragraph, no copies of the software or any portions thereof may be made by Benchmark or any person under Benchmark’s authority or control.

4.	Benchmark is responsible for installation and deinstallation of the Equipment. STRATUS agrees to make installation and deinstallation services available if required at no cost to Benchmark. The Equipment shall at all times remain at the location specified on the attached Equipment Schedule.

5.	At the expiration of the Loan Period (unless earlier terminated) the Equipment and all related software, documentation, and copies thereof shall be returned to STRATUS, at STRATUS’ sole expense, in the same condition as delivered, normal wear and tear in line with manufacturing activities excepted. Benchmark shall pay for all costs of Equipment repair and/or refurbishment beyond normal wear and tear and/or resulting from damage caused by Benchmark. No modifications and/or additions shall be made to the Equipment by Benchmark without STRATUS’ prior written approval. If modifications and/or additions have been authorized by STRATUS, the Equipment shall be restored to its original condition by Benchmark, upon STRATUS’ request and expense prior to return to STRATUS. If the Equipment is not returned within ten (10) days after the Loan Period, STRATUS shall invoice Benchmark and a sale and license thereof shall be conclusively considered to have occurred at STRATUS’ then-current price, list, subject to STRATUS’ standard terms and conditions of sale which shall apply to the sale of Equipment and this Loan Agreement shall be deemed terminated.

6.	The Equipment is made available to Benchmark at Benchmark’s request, on an “as-is” basis, with no warranties, representations or obligations or undertakings on STRATUS’ behalf whatsoever with respect thereto. Without limitation, STRATUS accepts no responsibility to maintain the Equipment, nor with respect to any product deficiencies or defects. STRATUS MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. STRATUS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, POSSESSION, USE OR OPERATION OF THE EQUIPMENT.

7.	In the event Benchmark neglects or fails to perform any of its obligations under this Loan Agreement and such default is not corrected to STRATUS’ satisfaction within five (5) days of receipt of STRATUS’ notice of such default, then this Loan Agreement may be immediately terminated by STRATUS. If the Equipment becomes, or in STRATUS’ opinion likely to become, the subject of an intellectual property infringement claim, this Loan Agreement shall immediately terminate and STRATUS, at its own cost and expense will remove the Equipment and neither party shall have any further liability to the other under this Loan Agreement or otherwise. In any event, and without limitation, Benchmark shall reimburse STRATUS for all costs and expenses (including attorney’s fees) incurred by STRATUS in repossessing the Equipment.

8.

This Loan Agreement is not assignable. Any such assignment shall automatically be null and void. This Loan Agreement supersedes all prior agreements concerning the subject matter herein and may not be changed or modified except by a written communication signed by both parties.

This Loan Agreement constitutes the entire agreement governing the Equipment specified herein between STRATUS and Benchmark and may not be modified or amended other than by a written instrument executed by both parties. This Loan Agreement shall be governed by the laws of the state of Texas, USA.

In witness whereof, this Loan Agreement has been executed by the duly authorized representatives of the parties.

Benchmark Electronics, Inc.		Stratus Technologies Ireland Limited

By:	/s/ Gayla J. Delly	By:	/s/ Michael O’Keeffe
Print Name: Gayla J. Delly		Print Name: Michael O’Keeffe
Title: CFO		Title: Director
Date Signed: May 29, 2003		Date Signed: June 9th 2003

BEI Electronics Ireland, Limited

By:	/s/ Donald E. Nigbor
Printed Name: Donald E. Nigbor
Title: Director
Date Signed: May 29, 2003

EQUIPMENT SCHEDULE

EQUIPMENT

Description	Qty	Mfg	Model Number	Serial Number	Rev.	comment
Disk Drive	1	Stratus	D70530	146		Stratus owned
Disk Drive	1	Stratus	D70530	140		Stratus owned
Disk Drive	1	Stratus	D70530	126		Stratus owned
Disk Drive	1	Stratus	D70530	112		Stratus owned
Disk Drive	1	Stratus	D70530	109		Stratus owned
Disk Drive	1	Stratus	D70530	114		Stratus owned
Disk Drive	1	Stratus	D70530	116		Stratus owned
Disk Drive	1	Stratus	D70530	187		Stratus owned
Disk Drive	1	Stratus	D70610	122		Stratus owned
Disk Drive	1	Stratus	D70610	146		Stratus owned
Disk Drive	1	Stratus	D70610	132		Stratus Owned
Disk Drive	1	Stratus	D70610	188		Stratus Owned
Disk Drive	1	Stratus	D70610	60658		Stratus Owned
Disk Drive	1	Stratus	AA-D70610	115		Stratus owned
Disk Drive	1	Stratus	AA-D70610	161		Stratus owned
Disk Drive	1	Stratus	AA-D70610	65941		Stratus owned
Disk Drive	1	Stratus	AA-D70610	65948		Stratus owned
Disk Drive	1	Stratus	AA-D70620	115		Stratus owned
Disk Drive	1	Stratus	AA-D70620	60733		Stratus owned
Disk Drive	1	Stratus	AA-D70620	101		Stratus Owned
lago Debug Card	4	Stratus	Z8001-00	N/A	0	IAGO, Stratus owned
Jafar Debug Card	4	Stratus	Z93940	N/A	0	JAFAR, Stratus owned
PC	1	Hewlett Packard	Vectra 5/100	US61552809		cylon test, Stratus owned
network card	3	Str	U71300	133,134,135		Stratus owned from Logistics for Dune support
G805CPU	2	Str	AA-G80500	22100,23534		for G805 Screen, Stratus owned
G805CPU	2			22094,23463		for G805 Screen, Stratus owned
G805CPU	2			23466,23577		for G805 Screen, Stratus owned
G805CPU	2			23536,23462		for G805 Screen, Stratus owned
G805CPU	2			23529,23549		for G805 Screen, Stratus owned
G805CPU	2			23535,22106		for G805 Screen, Stratus owned
G805CPU	2			19992,22093		for G805 Screen, Stratus owned
G805CPU	2			11430,14566		for G805 Screen, Stratus owned
G805CPU	2			16014,23527		for G805 Screen, Stratus owned
G805CPU	2			23461,22103		for G805 Screen, Stratus owned
Aladdin	1	Stratus	G324	10043		Stratus owned
Jasmine	2	Stratus	G314	10,13		Stratus owned
Genie	2	Stratus	G313	10015,10006		Stratus owned
LaHinch	2	Stratus	G334	10029,10030		Stratus owned
Glass on	1	Stratus	G333	10161,10167		Stratus owned
Cylon M715	5	Stratus	M715	10496,10504		Stratus owned
				10498,10489		Stratus owned
				10503		Stratus owned
Co-Polo 8500	1		AA-G26200	1173		Cylon Gemini Screen (Stratus Logistics owned)
Scan Z-board	1		Z-93941	9		Cylon Gemini Screen (Stratus Logistics owned)
Asset 2.3 Software	1	Asset				Aladdin SCAN PC (Stratus Purchased)
Asset 2.3 Software	1	Asset				Gemini SCAN (Co-Polo 8500, Stratus Purchased)

ATTACHMENT D

MATERIALS LIABILITY MODEL AND DEBUG DOG PRODUCTS

MATERIAL LIABILITY:

UNLESS OTHERWISE AGREED BY THE PARTIES IN WRITING, BENCHMARK SHALL PURCHASE MATERIALS AND COMPONENTS BASED ON STRATUS’ PURCHASE ORDERS AND/OR THEN-CURRENT ROLLING 12 MONTH FORECAST, AND STRATUS SHALL BE LIABLE FOR ALL SUCH MATERIALS PURCHASED, PROCESSED AND/OR CONVERTED INTO SUB-ASSEMBLIES AND/OR PRODUCTS PROVIDED SUCH MATERIALS WERE PLANNED AND PROCURED UTILIZING GENERALLY ACKNOWLEDGED BEST MATERIAL MANAGEMENT PRACTICES. BENCHMARK SHALL EXERCISE REASONABLE COMMERCIAL EFFORTS TO MINIMIZE STRATUS’ MATERIALS INVENTORY LIABILITY WHILE MAINTAINING ADEQUATE MATERIAL AVAILABILITY TO MEET STRATUS’ PURCHASE ORDERS AND/OR FORECAST.

EXCESS MATERIAL:

THE MAXIMUM MATERIAL INVENTORY BENCHMARK WILL HOLD EQUATES TO THE NEXT 6 MONTHS FORECASTED DEMAND (BASED UPON STRATUS’ PURCHASE ORDERS AND/OR FORECAST). ALL MATERIAL INVENTORY ON-HAND AT BENCHMARK’S FACILITY THAT ARE GREATER THAN THE NEXT SIX (6) MONTHS OF FORECASTED DEMAND SHALL BE DEEMED EXCESS INVENTORY (“EXCESS INVENTORY”). ON A MONTHLY BASIS, ALL EXCESS INVENTORY WILL BE INVOICED, AT BENCHMARK’S STANDARD COST, TO STRATUS AND BECOME STRATUS’ MATERIAL INVENTORY UPON PAYMENT BY STRATUS AND CONSIGNED AT BENCHMARK’S FACILITY (“CONSIGNED INVENTORY”).

CONSIGNED INVENTORY :

BENCHMARK WILL CONSUME CONSIGNED INVENTORY BEFORE IT PURCHASES NEW COMPONENTS FROM ITS VENDORS. BENCHMARK WILL ISSUE CREDITS TO STRATUS THE FIRST WEEK OF THE NEXT MONTH FOR THE CONSIGNED INVENTORY CONSUMED WITHIN THE PREVIOUS MONTH; SUCH CREDITS SHALL BE USED TO OFFSET AGAINST PAYMENTS OWED BY STRATUS TO BENCHMARK FOR PRODUCTS. BENCHMARK WILL MANAGE AND STORE SUCH CONSIGNED INVENTORY ON BEHALF OF STRATUS.

OBSOLETE INVENTORY:

ON A QUARTERLY BASIS, BENCHMARK WILL PROVIDE STRATUS WITH A LIST OF MATERIAL WHICH HAS NO DEMAND (“OBSOLETE INVENTORY”). WITHIN THIRTY (30) DAYS OF RECEIPT OF SUCH LIST, STRATUS SHALL ADVISE BENCHMARK TO MAKE ONE OF THE FOLLOWING DISPOSITIONS (A.) SCRAP THE OBSOLETE MATERIAL AND STRATUS SHALL PAY BENCHMARK FOR THE ACTUAL COST OF SUCH MATERIAL PLUS A HANDLING FEE OF (***)% PERCENT (ONLY IF STRATUS HAS NOT PREVIOUSLY PAID BENCHMARK FOR SUCH COMPONENTS), AND THE COST FOR SCRAPPING OR (B.) TRANSFER THE MATERIAL TO A STRATUS DESIGNATED WAREHOUSE AND STRATUS SHALL PAY BENCHMARK FOR THE

ACTUAL COST OF SUCH MATERIAL PLUS A HANDLING FEE OF (***) PERCENT (ONLY IF STRATUS HAS NOT PREVIOUSLY PAID BENCHMARK FOR SUCH COMPONENTS) AND THE COST FOR PACKING AND SHIPPING THE MATERIAL.

END OF LIFE (“EOL”) MATERIAL :

WHEN BENCHMARK IDENTIFIES TO STRATUS THAT A MATERIAL OR COMPONENT WILL BECOME EOL, STRATUS SHALL ANALYSE ITS FUTURE REQUIREMENTS AND ISSUE A PURCHASE ORDER TO BENCHMARK TO AUTHORIZE BENCHMARK TO PROCURE THE EOL MATERIAL UP TO THE QUANTITY SPECIFIED IN STRATUS’ PURCHASE ORDER. ON RECEIPT OF THE EOL MATERIAL, BENCHMARK WILL TRANSFER THE EOL MATERIAL TO A CONSIGNED LOCATION TO BE MUTUALLY AGREED UPON BY THE PARTIES. AS THE QUANTITY OF EOL MATERIAL PURCHASED MAY LAST SEVERAL YEARS, DEPENDING ON ACTUAL STORAGE COSTS, BENCHMARK MAY ELECT TO INVOICE STRATUS FOR THESE STORAGE COSTS.

OUT OF WARRANTY MATERIAL :

AS A RESULT OF SLOW MOVING OR EOL MATERIALS, THE MATERIALS’ WARRANTY PROVIDED BY ITS MANUFACTURERS MAY EXPIRE BEFORE THE MATERIAL IS USED IN MANUFACTURING STRATUS’ PRODUCTS. IF THESE MATERIALS FAIL DURING MANUFACTURING OF STRATUS’ PRODUCTS, STRATUS SHALL BE LIABLE FOR EITHER, AT STRATUS ELECTION, THE COST OF REPAIRING OR COST OF SCRAPPING SUCH MATERIALS (WHICH SHALL INCLUDE THE COST TO PURCHASE THE MATERIALS, PLUS A HANDLING FEE OF (***) PERCENT, PROVIDED THAT STRATUS HAS NOT PREVIOUSLY PAID BENCHMARK FOR SUCH MATERIAL).

DEBUG DOG PRODUCTS :

DEFINITION : DEBUG DOG PRODUCTS ARE PRODUCTS WHICH CANNOT BE DEBUGGED AND REPAIRED. THIS IS PRIMARILY THE RESULT OF DESIGN RELATED ANOMALIES WHICH ARE DIFFICULT IF NOT IMPOSSIBLE TO IDENTIFY THESE PRODUCTS WILL BE HANDLED PER DEBUG DOG ATTACHMENT E.

Forecast accuracy at both the slot plan and the piece part level will be reviewed each Quarter to ensure that the demand forecasted provided to Benchmark is accurate. The forecast will be jointly reviewed so that any adjustments necessary, consistent with sound inventory management and forecasting practices, can be made so that the forecast in place accurately reflects the level of product that Stratus expects to ship during that forecast period.

ATTACHMENT ‘E’

Proposal for Handling Bug Products

Debug product consists of assemblies which do not pass test at Benchmark. The following process applies to debug actions, responsibilities and a final disposition method for assemblies which cannot be successfully debugged.

Process Overview :

1.	Benchmark determines failure modes and reasons. The results of the failure analysis will be documented.

2.	A minimum period of an experienced Benchmark technician time is spent on debug of a specific product. Time spent will be based on board complexity as specified in a matrix to be co-developed by Stratus and Benchmark.

3.	If the Benchmark technician is unsuccessful in the debug attempt, he/she shall enlist the support of a Benchmark Engineer.

4.	The Benchmark Engineer will review the fault isolation process followed by the Benchmark Technician and evaluate the effectiveness of the process followed. If debug by the Benchmark Engineer is unsuccessful, Benchmark shall contact the Stratus identified assembly expert for telephone consultation. The results of telephone consultations will be documented (e-mail or other written method) by Benchmark.

5.	If the telephone consultation does not result in a working assembly within thirty (30) days of the telephone consultation with Stratus, Stratus shall either :

A.	Send a debug technician and /or engineer to Benchmark, at STRATUS’ cost, to provide assistance or

B.	Instruct Benchmark to ship and invoice the failed assembly to Stratus; or

C.	Stratus shall authorise Benchmark to conduct on-site scrapping of the failed assembly. As a result of material exhibiting a ‘BUG’ defect, Benchmark may be required to procure extra material to cover these failures, and Stratus agrees to accept liability for this material in the event such material becomes excess or obsolete. Stratus shall accept liability for any excess or obsolete material resulting from a design fix.

6.	Typically a debug dog will be a singular occurrence, however in the event of two or more occurrences of the identical failure mode, until such time as the actual cause of the defect is established, this will be deemed to be an “unknown recurring error” and will remain at Benchmark until this failure has been fully diagnosed. Assistance may be required from Stratus Design / Sustaining Engineering as per 5 above.

7.	If after investigating the defective product using the identical equipment, labour and material as used by BEI, Stratus identifies the defect as the result of poor quality material and/or workmanship the result of which is scrapping the board Benchmark will be invoiced the Stratus Engineer debug time up to a maximum debug time per product as identified in matrix ref 2 above. This liability only applies to debug dog boards.

8.	Once the debug product has been repaired by Stratus, if requested by Stratus, Benchmark will purchase the product, at the price Benchmark originally invoiced Stratus for the product, in line with Stratus’ demand.